CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference of our firm under the caption "Experts" and to the use of our report dated March 31, 2000 in the Registration Statement Form SB-2 dated August 10, 2000 and the related prospectus of Proformance Research Organization, Inc. for the registration of 2,839,800 shares of its common stock.




/S/ STARK TINTER & ASSOCIATES, LLC
August 10, 2000
Denver, Colorado